Exhibit 99.1

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Holliday elected to Deere & Company Board of Directors

MOLINE, Illinois (December 6, 2017) — Deere & Company (NYSE: DE) today announced the election of Charles O. Holliday, Jr. to the company’s Board of Directors, effective January 1, 2018. Holliday previously served on the Deere & Company Board from 2007 to 2016.

Holliday has been chairman of Royal Dutch Shell since May 2015 and previously served as chairman and chief executive officer of DuPont, chairman of Bank of America, and chairman of the National Academy of Engineering.

“Chad has outstanding experience as a leader of several major organizations and has a keen understanding of audit, compensation, and other areas of oversight on the Boards of Directors at global corporations,” said Samuel R. Allen, Deere’s chairman and chief executive officer. “We are fortunate that Chad agreed to return to the Deere Board.”

Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land – those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure.